SCHEDULE 14A INFORMATION
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                                  TRW INC.
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              (Name of Registrant as Specified in Its Charter)

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The Definitive Additional Materials filed herewith relate to TRW's Special
Meeting of Shareholders scheduled for May 3, 2002. TRW's proxy statement for the Special Meeting of Shareholders was filed on April 2, 2002 on
Schedule 14A.

Phil Odeen Webcast
April 25, 2002

Introduction and voting outcome
Hello, I'm Phil Odeen.

TRW shareholders have spoken, including many of you.

You overwhelmingly rejected two of Northrop Grumman's three proposals, sending a very strong message of support for our Board of Directors and its strategic plan.

I am delighted with the outcome of the vote and want to thank you for your continued support. Your commitment to me and to the Board -- as well as your confidence in TRW -- will be rewarded.

You rejected a Northrop Grumman proposal that would've required TRW to establish a committee of independent directors to evaluate Northrop's offer.

You also rejected a proposal that would've caused our Board to facilitate Northrop's below-market offer.

A third proposal, requesting access to non-public information about TRW, appears to have passed by a small margin. But this is not surprising, since our Board has already said it will provide all interested parties an opportunity to conduct due diligence, including Northrop.

Again, I am delighted by these preliminary results, which will be certified and publicly announced in time.

Background review and shareholder value enhancement plan
If I could just back up a minute to late February, when Northrop Grumman initiated its takeover attempt.

Since that time, your Board has taken a series of actions with one concise and consistent message: To do whatever it takes to deliver to our shareholders the value they deserve from their investment.

These are not just words. And this is not just rhetoric. This is a pledge from your Board to act.

And I'd like to summarize for you what actions your Board has taken -- and continues to take -- to enhance shareholder value.

Right now we're pursuing two paths that will deliver value to you...that is, value in excess of Northrop Grumman's inadequate offer:

First, we are moving forward on our shareholder value enhancement plan to spin out Automotive and create two separate pure-play companies. Second, we are exploring other strategic alternatives to see if there is an even better way to enhance shareholder value.

Let's talk about the first point. On March 13th, we announced our value enhancement plan. Its major points include reducing debt through the sale of Aeronautical Systems and then spinning out our Automotive business. We're on track to do both, and the spin-out should be complete by the end of the year.

I'd like to add that while pursuing this plan, we've continued to successfully operate our businesses. Just last week, we announced first quarter results, which exceeded analysts' expectations, and we raised our earnings guidance for 2002.

Employee performance commended
Our success is a direct reflection of your ability to focus on your job and your customers during extraordinary times. Again, your performance exemplifies what a world-class organization TRW is.

TRW is well positioned
Your company is well positioned to benefit from positive economic trends across the industries in which we operate. Our space and electronics business is in the sweet spot of growth in national defense. Just last week we were named prime contractor on the multibillion dollar SBIRS Low satellite program and awarded an initial contract worth more than $700 million.

Analysts are predicting an increase in new auto builds. And, according to recent reports from the leading trade organization for airlines, the commercial aerospace sector has stabilized and is recovering.

Regarding our second path to creating value ... On April 17th we announced that while the company continues to pursue our value enhancement plan, we will also explore other strategic alternatives.

Why pursue two parallel paths? The answer is simple - shareholder value.

If there's an outside opportunity to deliver even more value than our plan, we want to find it and bring the value to you.

All about shareholder value
In summary...this is all about shareholder value.
Northrop's offer is inadequate, highly conditional, and not in your best interest.

We have alternatives that we believe will deliver more value, including other interested parties. Although I know many of you want to learn more details about this, we can't release additional information while the process is unfolding.

Your Board is serious, conscientious, and committed to enhancing shareholder value.

Thank you
Again, I want to thank you for the strong vote of confidence in your board and its actions. I'd also like to thank TRW employees and their families whose support and commitment have been the bedrock of our success for more than 100 years.

I look forward to your continued support on the May 3 Special Shareholders' meeting and the opportunity to report that TRW shareholders again rejected a Northrop Grumman proposal. And I'm optimistic that will happen.

Thank you very much.



Note: Certain cautionary language relating to the benefits of the value enhancement plan is contained in TRW's April 2, 2002 Supplement to its Annual Meeting Proxy Statement.

This statement contains certain "forward-looking statements" that TRW believes are within the meaning of the Private Securities Litigation Reform Act of 1995. The safe harbors intended to be created thereby are not available to statements made in connection with a tender offer and TRW is not aware of any judicial determination as to the applicability of such safe harbors to forward-looking statements made in proxy solicitation materials when there is a simultaneous tender offer. However, shareholders should be aware that the preparation of any such forward-looking statements requires the use of estimates of future revenues, expenses, activity levels and economic and market conditions, many of which are outside the Company's control. Further, the Company's results could be affected by the ability to obtain new contract awards; the level of defense funding by the government and the termination of existing government contracts; pricing pressures from customers; moderation or decline in the automobile build rate; changes in consumer debt levels; work stoppages; unanticipated downturn in the financial condition of, or business relationships with customers or suppliers; the ability to reduce the level of outstanding debt from cash flow from operations and the proceeds from asset dispositions; a credit rating downgrade; increase in interest rates; customer recall and warranty claims; product liability and litigation issues; changes to the regulatory environment regarding automotive safety; the introduction of competing products or technology by competitors; the ability to attract and retain skilled employees with high-level technical competencies; the financial results of companies in which we have made technology investments; the availability of funding for research and development; economic, regulatory and political domestic and international conditions; fluctuations in currency exchange rates; and the impact of additional terrorist attacks, which could result in reduced automotive production, disruptions to the transportation system, or significant and prolonged disruption to air travel. In addition, there can be no assurance: (i) that an agreement relating to any investment in the Company, or relating to any sale or other distribution of all or a part of the Company's operating businesses will be reached, or that if an agreement is reached, that the transactions contemplated by such agreement will be consummated; (ii) that the Company will spin off the Automotive business or that such spin-off will be complete by the end of the fourth quarter 2002; (iii) that the Company will be successful in reducing the amount of its indebtedness, or that the methods described for debt reduction will be utilized; (iv) as to the amount by which debt will be reduced; (v) that the Company's strategy will deliver any particular level of value to TRW shareholders; (vi) that defense spending will rise and research, development, test and evaluation budgets will increase; (vii) that the commercial aerospace industry will stabilize; (viii) that North American 2002 light vehicle production will increase from 2001 levels; (ix) that 2002 earnings per share estimates will be met or exceeded; (x) with respect to the expected amounts of the Company's operating cash flows in 2002, that such amounts will be utilized to reduce the amount of the Company's indebtedness; (xi) with respect to the amounts that will be realized, if any, by the Company from divestitures; (xii) with respect to the amount of sales, earnings per share or cash flow that will be realized by the Company in 2002; and (xiii) that the Company's costs will decrease in 2002. Other factors and assumptions not identified above are also involved in the preparation of forward-looking statements, and the failure of such other factors and assumptions to be realized may also cause actual results to differ materially from those discussed. The Company assumes no obligation to update such estimates to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law.





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